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                                                                     EXHIBIT 5




                                  May 16, 1997


Board of Directors
American Wagering, Inc.
675 Grier Drive
Las Vegas, Nevada  89119

         Re: Registration Statement on Form S-8

Gentlemen:

         We have acted as Nevada counsel for American Wagering, Inc., a Nevada corporation (the "Company"), in connection with the proposed issuance of up to 20,000 shares of Common Stock of the Company (the "Shares"). The Shares are the subject of a public offering under the American Wagering, Inc. Directors Stock Option Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended.

         For the purpose of rendering our opinion as set forth herein, we have examined and relied upon the Company's bylaws and minutes, which are contained in the minute book of the corporate proceedings of the board of directors and shareholders of the Company; the Company's amended and restated articles of incorporation, as certified by the Nevada Secretary of State on April 21, 1997; and a certificate of good standing of the Company, dated April 21, 1997, issued by the Nevada Secretary of State.

         We have assumed the authenticity of all documents submitted to us as originals; the genuineness of all signatures; the legal capacity of natural persons; the accuracy and complete ness of all corporate records made available to us by the Company; the veracity of the records, certificates, documents and other instruments furnished to us by the Company and public officials, although, with your permission we have not necessarily independently verified the statements made therein nor have we investigated the basis for the representations contained therein; and the conformity to the originals of all documents submitted to us as copies.

         Based upon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been
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Board of Directors
American Wagering, Inc.
May 16, 1997
Page 2





duly authorized and, when issued and delivered by the Company against payment therefor pursuant to the Plan and due exercise of the options thereunder, will be validly issued, fully paid and non-assessable.

         We are licensed to practice law in the State of Nevada and the opinion set forth herein is expressly limited to the laws of the State of Nevada. No opinion is given or implied regarding federal law or the laws of any jurisdiction other than the State of Nevada.

         We hereby consent to the inclusion of this opinion in Exhibit 5 to the Registration Statement and the reference to Gordon & Silver, Ltd. in Part II of the Registration Statement under the caption "Interests of Named Experts and Counsel."

                                                     Very truly yours,




                                                     /s/ GORDON & SILVER, LTD.





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